     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 2000


                                                      REGISTRATION NO. 333-31996
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                             ---------------------

                           PACKARD BIOSCIENCE COMPANY

             (Exact name of Registrant as specified in its charter)

             DELAWARE                              3826                             06-0676652
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification Number)

                              800 RESEARCH PARKWAY
                           MERIDEN, CONNECTICUT 06450
                                 (203) 238-2351
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 BEN D. KAPLAN
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           PACKARD BIOSCIENCE COMPANY
                              800 RESEARCH PARKWAY
                           MERIDEN, CONNECTICUT 06450
                                 (203) 238-2351
 (Name, address, including zip code, and telephone number, including area code, of agent for services)
                           --------------------------

                                   COPIES TO:

             ANDREW R. BROWNSTEIN, ESQ.                            ROHAN S. WEERASINGHE, ESQ.
           WACHTELL, LIPTON, ROSEN & KATZ                             SHEARMAN & STERLING
                51 WEST 52ND STREET                                   599 LEXINGTON AVENUE
              NEW YORK, NY 10019-6150                                  NEW YORK, NY 10022
                   (212) 403-1000                                        (212) 848-4000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-31996) of Packard BioScience Company (the "Registration Statement") is being filed for the sole purpose of filing additional exhibits to the Registration Statement. Accordingly, a prospectus has been omitted from this filing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered, all of which will be paid by the Registrant:


                                                                AMOUNT
                                                              ----------
SEC registration fee........................................  $   65,578
NASD filing fee.............................................      23,500
Nasdaq National Market listing fee..........................      95,000
Printing and engraving expenses.............................     300,000
Legal fees and expenses.....................................   1,550,000
Accounting fees and expenses................................     275,000
Blue sky fees and expenses..................................       5,000
Transfer agent and registrar fees and expenses..............      40,000
Miscellaneous...............................................      70,922
                                                              ----------
Total.......................................................  $2,425,000
                                                              ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Packard BioScience Company (the "Company") is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person was an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

    The Company's Certificate of Incorporation and By-Laws provide for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145.

    Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares, or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. The Company's Certificate of Incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Company upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company.


    The Purchase Agreements relating to the offering are expected to provide that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933 (the "1933 Act"). Reference is made to the forms of Purchase Agreements filed as Exhibits
1.1 and 1.2 hereto. In addition, a custody agreement to be entered into by and among the Company and certain of its stockholders who may sell shares of their common stock in the offering is expected to provide that, if such sales are made, such selling stockholders are obligated, under certain circumstances and subject to certain limitations, to indemnify controlling persons of the Company against liabilities, including liabilities under the 1933 Act. Reference is made to the form of Irrevocable Power of Attorney and Custody Agreement filed as
Exhibit 10.21 hereto.



    The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following is a summary of the transactions by the Registrant during the past three years involving sales of the Registrant's securities that were not registered under the Securities Act. Except as otherwise indicated, all share data reflect a 5 for 1 split of the common stock, par value $.002 per share (the "Common Stock"), of Packard BioScience Company (the "Company"), effective as of March 21, 2000.

    (A) On March 4, 1997, Stonington Capital Appreciation 1994 Fund, L.P. ("Stonington") acquired approximately 69% of the Common Stock on a fully-diluted basis, as a result of the following transactions: (a) the acquisition by Stonington and certain other investors of $54.0 million of Common Stock from certain continuing stockholders; (b) the acquisition by Stonington of $17.5 million of common stock from the Company; (c) a tender offer by the Company to all non-continuing stockholders for $208.6 million; and (d) the cancellation of all stock options held by the non-continuing stockholders for $3.3 million. The price per share for the above transactions was $2.225, except for the option redemption where the price was $2.225 less the exercise price of such stock options. The Company used the proceeds of the stock offering, $8.3 million from the exercise of certain options, along with cash on hand and $190.0 million in proceeds from certain financings to redeem the shares in the tender offer, purchase certain outstanding options (approximately
$12.9 million) and pay transaction fees and expenses (approximately
$21.5 million), of which $2.6 million was paid to Stonington Partners, Inc., the management company of Stonington.

    (B) Pursuant its Management Stock Incentive Plan, dated as of March 4, 1997, the Company granted during the past three years an aggregate amount of:
(a) 3,550,000 options entitling their holders to purchase one share of Common Stock at an exercise price of $2.225 per share (subject to adjustments);
(b) 1,325,000 options at an exercise price of $2.725 per share (subject to adjustments); (c) 1,150,000 options at an exercise price of $2.792 per share (subject to adjustments); and (d) 2,126,250 options at an exercise price of $3.352 (subject to adjustments). In addition, on

September 4, 1997 and January 29, May 14 and December 28, 1998, the Company issued 3,735 shares (at $2.225 per share), 50,000 shares (at $2.225 per share), 125,355 shares (at $2.792 per share) and 7,160 shares (at $2.792 per share), respectively, to Messrs. Michael Gut, William Ettinger, Edward Fischer and
Ms. Patricia Lobb, under its Employee Stock Ownership Plan.

    (C) In connection with the acquisition of BioSignal, Inc. on July 1, 1998, the Company issued 35,815 shares of Common Stock, valued at $2.792 per share, to Mr. Michael Dennis, the former CEO of BioSignal, Inc.

    (D) In connection with the acquisition of Carl Creative Systems, Inc. on March 31, 1998, pursuant to a Stock Purchase Agreement, dated as of March 31, 1998, between the Company and Mr. Richard A. Carl, the founder of Carl Creative Systems, Inc. and current President of CCS Packard, the Company: (a) issued 408,310 shares of Common Stock to Mr. Carl, at a price of $2.792 per share; and
(b) issued 136,105 shares of Common Stock to Mr. Daniel Roark, at a price of $2.792 per share.

    (E) On March 3, 1997, the Company sold 20,000 shares of Common Stock, at a price of $2.225 per share, to Mr. Ben Kaplan, the Company's current Chief Financial Officer, for a total price of $44,500.

    (F) On June 10, 1997, the Company sold 1,573,030 shares of Common Stock to affiliates of Robert W. Baird & Co. Incorporated, at a price of $2.225 per share, for a total price of $3,499,991.75.

    (G) In connection with a recapitalization of the Company in March 1997, the Company issued $150,000,000 of 9 3/8% Senior Subordinated Notes due 2007, pursuant to an Indenture, dated as of March 4, 1997, between the Company and The Bank of New York, as trustee, and sold them to Merrill Lynch & Co., BancAmerica Securities, Inc. and CIBC Wood Gundy Securities Corp. On June 5, 1997, the Company exchanged the outstanding 9 3/8% Senior Subordinated Notes due 2007 with an aggregate value of $150,000,000 principal amount for 9 3/8% Senior Subordinated Notes due 2007, Series B, registered under the Securities Act of 1933.

    The sales described in this Item 15 were made, unless otherwise provided, in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. Except as set forth in (G) above, no underwriters were engaged in connection with the foregoing issuances of securities, and no commissions or discounts were paid.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


       EXHIBIT
       NUMBER           EXHIBIT TITLE
---------------------   -------------
        1.1             Form of U.S. Purchase Agreement+

        1.2             Form of International Purchase Agreement+

        3.1             Form of Amended and Restated Certificate of Incorporation of
                        the Registrant+

        3.2             Amended and Restated By-Laws of the Registrant+

        4.1             Specimen of Common Stock Certificate+

        4.2             Stockholders' Agreement, dated as of March 4, 1997, by and among the Company, Merrill Lynch KECALP L.P. 1994, KECALP
                        Inc., the Management Investors listed in Schedule 1 thereto, the Non-Management Investors listed in Schedule 2 thereto
                        and Stonington Capital Appreciation 1994 Fund, L.P. (the
                        "Stockholders' Agreement")**

        4.3             Amendment No. 1, dated as of June 2, 1997, to the
                        Stockholders' Agreement***

        4.4             Amendment No. 2, dated as of January 23, 1998, to the
                        Stockholders' Agreement*

        4.5             Amendment No. 3, dated as of March 31, 1998, to the
                        Stockholders' Agreement*

       EXHIBIT
       NUMBER           EXHIBIT TITLE
---------------------   -------------
        5.1             Opinion of Wachtell, Lipton, Rosen & Katz (including
                        consent)+

       10.1             Indenture, dated as of March 4, 1997, between the Registrant and The Bank of New York, as Trustee**

       10.2             Credit Agreement, dated as of March 4, 1997, by and among
                        the Company, the Subsidiary Borrowers from time to time
                        party thereto, the several banks and other financial
                        institutions or entities from time to time party thereto,
                        Canadian Imperial Bank of Commerce, as documentation agent,
                        BancAmerica Securities, Inc. and CIBC Wood Gundy Securities
                        Corp., each as a co-arranger and a co-syndication agent, and
                        Bank of America National Trust and Savings Association, as
                        administrative agent (the "Credit Agreement")**

       10.3 Waiver and First Amendment, dated as of November 25, 1997, to the Credit Agreement***

       10.4             Waiver to Credit Agreement and Guarantee and Collateral
                        Agreement, dated as of February 11, 1998***

       10.5 Waiver and Second Amendment, dated as of May 27, 1998, to the Credit Agreement****

       10.6             Third Amendment, dated as of October 8, 1999, to the Credit
                        Agreement*****

       10.7             Waiver, dated as of November 13, 1998, to the Credit
                        Agreement****

       10.8             Fourth Amendment, dated as of February 8, 2000, to the
                        Credit Agreement*

       10.9             Packard BioScience Company 1997 Management Stock Incentive
                        Plan**

       10.10 Canberra Industries, Inc. Stock Option Plan of 1971, as amended**

       10.11            Form of Packard BioScience Company 2000 Stock Incentive
                        Plan+

       10.12            Form of Packard BioScience Company Non-Employee Director
                        Option Compensation Plan+

       10.13            Form of Packard BioScience Company 2000 Employee Stock
                        Purchase Plan+

       10.14 Employment Agreement by and between the Company and Emery G. Olcott**

       10.15 Employment Agreement by and between the Company and Richard T. McKernan**

       10.16            Employment Agreement by and between the Company and George
                        Serrano**

       10.17            Employment Agreement by and between the Company and Staf van
                        Cauter**

       10.18            Employment Agreement by and between the Company and Orren K.
                        Tench, Jr.**

       10.19            Employment Agreement by and between the Company and Ben D.
                        Kaplan******

       10.20 First Amendment to Employment Agreement by and between the Company and Ben D. Kaplan*

       10.21            Form of Irrevocable Power of Attorney and Custody Agreement+

       21.1             Subsidiaries of the Registrant*

       23.1             Consent of Arthur Andersen LLP*******

       23.7             Consent of Wachtell, Lipton, Rosen & Katz (included in
                        Exhibit No. 5.1)

       24.1             Powers of Attorney*******

       27.1             Financial Data Schedule*******


------------------------


+       Filed herewith.



* Filed as an exhibit to the Registrant's Form 10-K for the year ended December 31, 1999.


** Filed as an exhibit to the Registrant's Registration Statement on Form S-4 (file No. 333-24001).

***     Filed as an exhibit to the Registrant's Form 10-K for the year ended
    December 31, 1997.

****    Filed as an exhibit to the Registrant's Form 10-K for the year ended
    December 31, 1998.

*****   Filed as an exhibit to the Registrant's Form 10-Q for the quarter ended
    September 30, 1999.

******  Filed as an exhibit to the Registrant's Form 10-Q for the quarter ending
    June 30, 1997.


******* Previously filed.


(B) FINANCIAL STATEMENT SCHEDULE


    Packard BioScience Company and Subsidiaries Valuation and Qualifying Accounts and Reserves for the Three Year Period Ended December 31, 1999 (previously filed).


ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

    (3) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement (File
No. 333-31996) to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 18th day of April, 2000.


                                                       PACKARD BIOSCIENCE COMPANY

                                                       By:  /s/ BEN D. KAPLAN
                                                            -----------------------------------------
                                                            Name: Ben D. Kaplan
                                                            Title: Vice President and
                                                            Chief Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 18, 2000.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *                            Chairman of the Board, Chief Executive Officer
     -------------------------------------------         and President
                   Emery G. Olcott

                          *                            Vice President and Chief Financial Officer
     -------------------------------------------
                    Ben D. Kaplan

                          *                            Corporate Controller
     -------------------------------------------
                    David M. Dean

                          *                            Senior Vice President (President Packard
     -------------------------------------------         Instrument) and Director
                 Richard T. McKernan

                          *                            Vice President (President Canberra Industries)
     -------------------------------------------         and Director
                   George Serrano

                          *                            Director
     -------------------------------------------
                    Robert F. End

                          *                            Director
     -------------------------------------------
                 Bradley J. Hoecker

                          *                            Director
     -------------------------------------------
                  Alexis P. Michas

                          *                            Director
     -------------------------------------------
                    Peter P. Tong

                                                       Director
     -------------------------------------------
                 Robert C. Salisbury

*By:                    /s/ BEN D. KAPLAN
             --------------------------------------
                          Ben D. Kaplan
                       (Attorney-in-Fact)